EXHIBIT 10.1

ADEPT TECHNOLOGY, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 9, 2014, by and between Comerica Bank (“Bank”) and Adept Technology, Inc., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules, if any.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount.  Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit, plus the Non-Formula Amount.  Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. The aggregate maximum amount outstanding under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit shall not collectively exceed Five Hundred Thousand Dollars ($500,000) (the “Maximum Sublimit Amount”).

(ii) Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (12:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit (One Hundred Thousand Dollars ($100,000)), and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Notwithstanding the foregoing, the aggregate credit limit of Credit Card Services, the aggregate outstanding amount of Letters of Credit and the FX Amount shall not exceed the Maximum Sublimit Amount at any time.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv) Credit Card Services Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”).  The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves.  Notwithstanding the foregoing, the aggregate credit limit of Credit Card Services, the aggregate outstanding amount of Letters of Credit and the FX Amount shall not exceed the Maximum Sublimit Amount at any time.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services.  The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v) Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than Five Hundred Thousand Dollars ($500,000).  Notwithstanding the foregoing, the aggregate credit limit of Credit Card Services, the aggregate outstanding amount of Letters of Credit and the FX Amount shall not exceed the Maximum Sublimit Amount at any time.  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(vi) Collateralization of Obligations Extending Beyond Maturity.  If any Letters of Credit, Credit Card Services or Foreign Exchange Contracts extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services or Foreign Exchange Contracts; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds as are necessary to fully secure such obligations.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, or Foreign Exchange Contracts are outstanding or continue.

2.2 Overadvances.  If the aggregate amount of the outstanding Advances, plus the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit, exceeds the lesser of the Revolving Line or the Borrowing Base plus the Non-Formula Amount, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.  The Advances shall bear interest, on the outstanding daily balance thereof, on the terms set forth in the Pricing Addendum.

(b) Payments.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line (and in the case of the Revolving Line, those amounts shall thereafter accrue interest at the rate then applicable hereunder).  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

2.4 Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account of such Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees.  Borrower shall pay to Bank the following:

(a) Facility Fee.  On the Closing Date, and on each annual anniversary of the Closing Date, a nonrefundable fee equal to Twelve Thousand Five Hundred Dollars ($12,500); and

(b) Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations) or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the Loan Documents;

(c) the Pricing Addendum;

(d) financing statements (Form UCC-1) listing Borrower and each Material Domestic Subsidiary as debtor;

(e) an agreement to furnish insurance from Borrower and each Material Domestic Subsidiary;

(f) the certificate(s) for the Shares, together with two (2) original instruments of assignment with respect to  each certificate evidencing the Shares, duly executed in blank by Borrower;

(g) a guaranty from each Material Domestic Subsidiary;

(h) a security agreement from each Material Domestic Subsidiary;

(i) a judicial reference letter from each Material Domestic Subsidiary;

(j) an officer’s certificate of each Material Domestic Subsidiary with respect to incumbency and resolutions authorizing the execution and delivery of the Loan Documents executed by such Material Domestic Subsidiary;

(k) payment of the fees and Bank Expenses then due specified in Section 2.5;

(l) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(m) an audit of the Collateral, the results of which shall be satisfactory to Bank (the “Initial Audit”);

(n) a payoff letter from Silicon Valley Bank;

(o) current financial statements, including company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(p) current Compliance Certificate in accordance with Section 6.2;

(q) a Collateral Information Certificate;

(r) an Automatic Loan Payment Authorization;

(s) a subordination agreement executed by Adept Technology Holdings, Inc.; and

(t) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers.  Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations).

4.2 Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction.  Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral with a value of over Two Hundred Fifty Thousand Dollars ($250,000) and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement; provided, however, Bank shall not elect to perfect its security interests by possession unless (A) Bank shall deem, in its sole but reasonable discretion, that possession is necessary to maintain its first priority perfected security interest in such Collateral, or (B) an Event of Default has occurred and is continuing.  Where Collateral located in the United States or Canada is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee of any Collateral with an aggregate book value in excess of $250,000 per location, that the bailee holds such Collateral for the benefit of Bank; provided, however, the aggregate book value of all Collateral not covered by such an acknowledgment shall not exceed $500,000 at any time, and (ii) obtain “control” of any Collateral consisting of (a) investment property, deposit accounts, securities accounts, and (b) letter-of-credit rights or electronic chattel paper with a value of over Two Hundred Fifty Thousand Dollars ($250,000) (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding.

4.3 Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year, unless an Event of Default has occurred and is continuing, to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Shares. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  The certificate or certificates for the Shares, as applicable, will be delivered to Bank within fourteen (14) days after the Closing Date, accompanied by an instrument of assignment duly executed in blank by Borrower.  Notwithstanding the foregoing, Borrower shall not be required to deliver to Bank certificates for the Shares of Adept Technology Canada Holding Co. or Adept Technology Canada Co., provided that such companies are dissolved within one year after the Closing Date. If Adept Technology Canada Holding Co. or Adept Technology Canada Co. are not dissolved within one year after the Closing Date, Borrower shall deliver to Bank the original certificates for the Shares of the existing company(ies) within one week after the one year anniversary of the Closing Date. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee.  Borrower will, from time to time upon Bank’s request, execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares and securities constituting Collateral.  Unless an Event of Default shall have occurred and be continuing, and Bank elects to exercise such rights, Borrower shall be entitled to exercise any voting rights with respect to the Shares or other securities and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification.  Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely in the Collateral States.  The Eligible Accounts and Eligible Foreign Subsidiary Accounts are bona fide existing obligations.  The property or services giving rise to such Eligible Accounts and Eligible Foreign Subsidiary Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account or Eligible Foreign Subsidiary Accounts. No licenses or agreements giving rise to such Eligible Accounts or Eligible Foreign Subsidiary Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Collateral consisting of Cash, deposit accounts, investment accounts, certificated securities, documents, instruments, chattel paper, investment property or Letter-of-Credit Rights is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property.  Borrower is the sole owner of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business.  To Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such invalidity, unenforceability or claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.  All inventory and Equipment of Borrower, other than demo inventory and Equipment of Borrower with an aggregate value of not more than Five Hundred Thousand Dollars ($500,000) is located (a) in the United States of America or Canada at the addresses indicated in Section 10 hereof, as set forth in the Schedule or at such locations communicated by Borrower to Bank in writing per Section 7.10 or (b) in the foreign jurisdictions set forth in the Schedule.

5.6 Actions, Suits, Litigation, or Proceedings.  Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations.  To the extent applicable, Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and except as set forth on the Schedule.

5.11 Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses.  Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material inbound license agreement (other than licenses of open source, off-the-shelf or over-the-counter software that is commercially available or available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license agreement or any other property.

5.13 Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14 Shares.  Borrower has full power and authority to create a first priority lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance.  Borrower shall maintain its organizational existence and good standing in the Borrower State, shall maintain its and each of its Subsidiaries’ qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable.  To the extent applicable, Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder, except where the failure to comply with which or the loss of which could not reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower’s and its consolidated Subsidiaries’ operations during such period, prepared in accordance with GAAP (subject to normal year-end adjustments and without all required footnotes), and in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and its consolidated Subsidiaries’ operations during such period, prepared in accordance with GAAP (subject to normal year-end adjustments and without all required footnotes), in the same form as the most recent financial statements with respect to Borrower and its consolidated Subsidiaries delivered to Bank and certified by a Responsible Officer; (iii) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated and unaudited consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, and in the same form as the most recent financial statements with respect to Borrower and its consolidated Subsidiaries delivered to Bank, together with, for the audited consolidated financial statements only, an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, which includes, as of the Closing Date, the accounting firm of Armanino LLP; provided, however, that Bank may, in its reasonable business judgment, deem such firm unacceptable after the Closing Date; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than July 31 of each year, Borrower’s financial and business projections and budget for the then current or immediately following year, as applicable, with evidence of approval thereof by Borrower’s board of directors; (vii) such other budgets, sales projections, operating plans, financial exhibits or other information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) (A) simultaneously with the delivery of the financial statements required under clause (iii) (unless an Event of Default has occurred and is continuing, in which case, upon demand by Bank), a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property.

(a) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c) Promptly, and in any event within three (3) Business Days after, becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that (i) such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing, and (ii) Borrower shall not be required to reimburse Bank for any Collateral appraisals unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the customary practices of Borrower, as determined from time to time in Borrower’s reasonable business judgment based on customary industry practices.  Borrower shall promptly notify Bank of all returns (including without limit, recoveries initiated by Borrower) and of all customer disputes and claims involving more than Five Hundred Thousand Dollars ($500,000).

6.4 Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, promptly upon demand, and in any event within three (3) Business Days of demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts.  Except as set forth below, Borrower shall maintain, and cause its Domestic Subsidiaries to maintain, all of their respective depository, operating and primary investment accounts with Bank.  Borrower shall maintain a balance of Cash at Bank of not less One Million Dollars ($1,000,000) at all times. Notwithstanding the foregoing, (a) Borrower and its Subsidiaries shall be permitted to maintain foreign depository, operating and investment accounts outside of Bank with aggregate balances not  to exceed Two Million Dollars ($2,000,000) at the end of each month, (b) Borrower’s Domestic Subsidiaries shall be permitted to maintain accounts with financial institutions other than Bank in states where such Domestic Subsidiaries have operations and where Bank does not have a physical office, provided that the aggregate balance of all such accounts shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time (c) Borrower may maintain the SVB Cash Collateral Account, the balance of which shall not exceed One Hundred Thousand Dollars ($100,000) at any time, until December 9, 2014, at which time the SVB Cash Collateral Account shall be closed and the balance transferred to Borrower’s account at Bank, and (d) until January 3, 2015 (“Account Closing Date”), Borrower and its Domestic Subsidiaries shall be permitted to maintain accounts with Silicon Valley Bank (“SVB”) and Wells Fargo Bank (“WFB”), provided that (1) prior to the initial Advance executed control agreements (in form and substance reasonably acceptable to Bank) covering Borrower’s accounts at SVB and WFB have been delivered to Bank and (2) every first and third Friday of each month, the balance of such accounts in excess of Five Hundred Dollars ($500) shall be transferred to Borrower’s account at Bank.  Except as otherwise permitted under clauses (b) and (c) above and subject to the terms of clause (b), on the Account Closing Date, all of Borrower’s accounts at SVB and WFB shall be closed and the balances of such accounts transferred to Borrower’s account at Bank.

6.7 Financial Covenants.  Borrower shall maintain the following financial ratio(s) and covenant(s):

(a) EBITDA Loss.  An EBITDA loss of not greater than (a) ($500,000) for any fiscal quarter of Borrower, and (b) ($1,000,000) for the twelve-month periods ending June 30, 2014 and June 30, 2015.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) On a monthly basis, Borrower shall give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(c) On a monthly basis, Borrower shall give Bank written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall (i) subject to Borrower’s reasonable business judgment or upon the request of Bank, protect, defend and maintain the validity and enforceability of any material Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of any material Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements of any material Trademarks, Patents and Copyrights detected by Borrower, and (iii) subject to Borrower’s reasonable business judgment, not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which consent shall not be unreasonably withheld.

6.9 Inbound License Agreements. Within thirty (30) days after the end of each fiscal quarter of Borrower, with respect to any material inbound license agreement (other than licenses of open source, off-the-shelf or over-the-counter software that is commercially available or available to the public) entered into during the immediately preceding quarter, Borrower shall provide to Bank a list of the material terms of each such license agreement.

6.10 Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11 Creation/Acquisition of Subsidiaries. In the event Borrower or any of its Subsidiaries creates or acquires any Subsidiary after the Closing Date, Borrower shall, and shall cause each such Subsidiary to (a) promptly notify Bank of the creation or acquisition of such new Subsidiary, (b) if such new Subsidiary is, or at any time becomes, a Material Domestic Subsidiary, take all such action as may be reasonably required by Bank to cause such Material Domestic Subsidiary to (i) guaranty the Obligations and (ii) grant Bank a first priority perfected security interest in all of its assets to secure the Obligations, and (c) grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each such new Subsidiary (not to exceed 65% of the equity securities of any Material Foreign Subsidiary).

6.12 Post-Closing Items.  Using commercially reasonable efforts, within sixty (60) days after the Closing Date, Borrower shall deliver, or cause to be delivered to Bank, for (a) each collateral location or warehouse location of Borrower located in the United States of America, or (b) any Collateral location not owned by Borrower and located in the United States of America, where Collateral with a book value in excess of $250,000 is located, a landlord subordination agreement, collateral access agreement or bailment waiver, executed by the landlord, warehouseman or bailee of such location, as applicable, together with a copy of the lease, warehouse or bailment agreement for each such location, as applicable.  Notwithstanding the foregoing, and subject to Borrower using commercially reasonable efforts, the aggregate book value of Collateral at all locations not covered by a landlord agreement, lien subordination agreement, collateral access agreement or bailment agreement, as applicable, shall not exceed $500,000.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State without thirty (30) days prior written notice to Bank; relocate its chief executive office without fifteen (15) days prior written notice to Bank; replace its chief executive officer or chief financial officer without written notification to Bank as soon as possible, but in any event, within three (3) Business Days after such replacement; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; or have a Change in Control that results in the directors that constitute the Board of Directors of Borrower as of the Closing Date to hold less than a majority of the seats of the Board of Directors of Borrower.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) the consideration for such transaction shall consist of stock, or other equity interests of Borrower, (ii) such transaction does not result in a Change in Control, (iii) the Person being acquired is in the same or complimentary line of business as Borrower, (iv) after giving effect to such transaction, Borrower is in pro forma compliance with the financial covenants set forth in this Agreement, (v) no Event of Default has occurred, is continuing or would exist after giving effect to such transaction, and (vi) if a merger, Borrower is the surviving entity, and if an equity interest acquisition, the Person so acquired shall become a wholly-owned direct Subsidiary of Borrower and Borrower shall cause such acquired Person to comply with Section 6.11 hereof.

7.4 Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of current or former employees and directors (including their heirs and estates) pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of current or former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such current or former employees to Borrower regardless of whether an Event of Default exists, (iii) pay dividends solely in common stock provided that such payment shall not result in a Change in Control, (iv) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, provided that such conversion shall not result in a Change in Control, or (v) pay income taxes for restricted stock awards surrendered to satisfy tax obligations of current or former employees of Borrower in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year.

7.7 Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or, except as expressly permitted under Section 6.6 of this Agreement, maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower other than restrictions (a) set forth in any Loan Document, (b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (c) by reason of customary provisions restricting assignments of other contracts, (d) that are or were created by virtue of any transfer or agreement to transfer or option or right with respect to any property, assets or capital stock not otherwise prohibited under this Agreement, (e) restrictions existing in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (f) customary provisions in partnership agreements, limited liability company organizational governance documents, or similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, and (g) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, except in favor of Bank. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, or (b) transactions between Borrower and any of its Subsidiaries, pursuant to which Borrower performs certain services for such Subsidiary, or such Subsidiary performs certain services for Borrower, in consideration of a fee equal to the actual operational cost plus a mark-up.  Notwithstanding the foregoing, the following shall not be prohibited under this Section: (i) Permitted Investments, dividends, distributions and stock redemptions, purchases and retirements, in each case that are expressly permitted under the terms of this Agreement, (ii) Permitted Transfers, (iii) the offer and sale or issuance of capital stock or other securities (including debt securities, but only to the extent that such Indebtedness constitutes Permitted Indebtedness) to Affiliates, provided that no Change of Control would occur as a result of such offer, sale or issuance, (iv) customary fees paid to non-officer directors of Borrower or any Subsidiary, (v) customary indemnities provided to directors of Borrower or any Subsidiary, (vi) customary compensation paid to officers of Borrower or any Subsidiary, and (vii) transactions disclosed on the Schedule.

7.9 Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement with Bank relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment.  Store the Inventory or the Equipment having an aggregate book value in excess of $250,000 with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and, if the Inventory or Equipment is located in the United States of America, Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided, however, that the aggregate book value of all Equipment and Inventory store with a bailee, warehouseman, or similar third party and located in the United States of America not subject to the foregoing requirements shall not exceed Five Hundred Thousand Dollars ($500,000) at any time.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment, other than Equipment and Inventory in transit between locations expressly permitted under this Section 7.10, only at the location set forth in Section 10, the current Schedule, and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Capital Expenditures.  Make or incur Capital Expenditures in excess of One Million Dollars ($1,000,000), in aggregate, in any fiscal year.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11 or 6.12, or violates any of the covenants contained in Article 7 of this Agreement;

(b) If Borrower fails or neglects to perform any obligation under Section 6.1, 6.3, 6.8 or 6.9 and has failed to cure such default within ten (10) days after the earlier to occur of (i) Borrower’s receipt of notice thereof or (ii) the date any officer of Borrower becomes aware thereof; however during such cure period no Credit Extensions will be made; or

(c) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change.  If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Attachment.  If any material portion of Borrower’s and/or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if Borrower and/or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s and/or any of its Subsidiaries’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s and/or any of its Subsidiaries’ assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower and/or any of its Subsidiaries  receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower and/or any of its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency.  If Borrower and/or any of its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower and/or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against Borrower and/or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower and/or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Effect;

8.7 Subordinated Debt.  If Borrower and/or any of its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments; Settlements.  If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or greater (not covered by a solvent independent third party insurance carrier as to which liability has been unconditionally accepted by such insurance carrier) shall be rendered against Borrower and/or any of its Subsidiaries  and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or greater or that could reasonably be expected to have a Material Adverse Effect; or

8.9 Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.10 Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower  (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, outstanding Credit Card Services and/or outstanding  Foreign Exchange Contracts, as collateral security for the repayment of any future drawings under such Letters of Credit, outstanding Credit Card Services and/or outstanding  Foreign Exchange Contracts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, Credit Card Services fees and/or Foreign Exchange Contracts fees, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Following the occurrence of an Event of Default, Bank may engage foreign counsel, at Borrower’s expense, and Borrower shall take all actions that Bank shall require, to perfect Bank’s security interests in the Shares of Foreign Subsidiaries.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, email or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Adept Technology, Inc. 5960 Inglewood Drive Pleasanton, CA 94588 Attn: _______________ FAX: (____) _______________

If to Bank:	Comerica Bank M/C 7578 39200 Six Mile Rd. Livonia, MI 48152 Attn: National Documentation Services

with a copy to:	Comerica Bank 226 Airport Parkway Suite 100 San Jose, CA 95110 Attn: Sharon Shelton Feigelson

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.	REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13.	GENERAL PROVISIONS.

13.1 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADEPT TECHNOLOGY, INC.

By:

Name:

Title:

COMERICA BANK

By:

Name:

Title:

[Signature Page to Loan and Security Agreement (3417523)]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, documented court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations;  and reasonable Collateral audit fees.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the sum of eighty percent (80%) of Eligible Accounts, plus, eighty percent (80%) of Eligible Foreign Subsidiary Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.  Notwithstanding the foregoing, Bank reserves the right, to adjust the advance percentages set forth above based on information received from field audits (including without limit the Initial Audit) or other information received by Bank that could negatively impact (with such negative impact to be determined by Bank in good faith and using its reasonable business judgment) the value or collectability of any Eligible Account or Eligible Foreign Subsidiary Account.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” means current period cash expenditures that are amortized over a period of time greater than one year in accordance with GAAP.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, on a fully diluted basis, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

Exhibit A - Page 1

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Collateral State” means the state or states where the Collateral is located, which is California, New Hampshire, Vermont and the United Kingdom, France, Germany, Italy, Singapore and China.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000).

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower, a Domestic Subsidiary of Borrower or a guarantor incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof.

Exhibit A - Page 2

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, plus, (v) all non-cash adjustments for goodwill and intangible impairment for such period, all as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility based on information received by Bank that could negatively impact (with such negative impact to be determined by Bank in good faith and using its reasonable business judgment) the value or collectability of any Eligible Account. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay in full within one hundred twenty (120) days of invoice date;

(b) Credit balances over one hundred twenty (120) days;

(c) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within one hundred twenty (120) days of invoice date;

(d) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower and all Foreign Subsidiaries, or any of them, exceed twenty percent (20%) of all Accounts and Foreign Subsidiary Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i) Accounts with respect to which the account debtor is an individual, officer, employee, agent or Affiliate of Borrower or any Foreign Subsidiary;

(j) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

Exhibit A - Page 3

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m) Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts owing to Borrower or any of its Domestic Subsidiaries with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country, and that is insured under a credit insurance policy acceptable to Bank from an insurer acceptable to Bank, and which policy names Bank as a loss payee and beneficiary.  An Account which is at any time an Eligible Foreign Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account.  For purposes of calculating the Borrowing Base Certificate, all Eligible Foreign Accounts must be calculated in U.S. Dollars or Euros.

“Eligible Foreign Subsidiary Accounts” means those Foreign Subsidiary Accounts that arise in the ordinary course of a Foreign Subsidiary’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility based on information received by Bank that could negatively impact (with such negative impact to be determined by Bank in good faith and using its reasonable business judgment) the value or collectability of any Eligible Foreign Subsidiary Account. For purposes of calculating the Borrowing Base Certificate, all Eligible Foreign Subsidiary Accounts must be calculated in U.S. Dollars or Euros. Unless otherwise agreed to by Bank, Eligible Foreign Subsidiary Accounts shall not include the following:

(a) Foreign Subsidiary Accounts that the account debtor has failed to pay in full within one hundred twenty (120) days of invoice date;

(b) Credit balances over one hundred twenty (120) days;

(c) Foreign Subsidiary Accounts with respect to an account debtor, twenty-five percent (25%) of whose Foreign Subsidiary Accounts the account debtor has failed to pay within one hundred twenty (120) days of invoice date;

(d) Foreign Subsidiary Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower and all Foreign Subsidiaries, or any of them, exceed twenty percent (20%) of all Accounts and Foreign Subsidiary Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e) Foreign Subsidiary Accounts that are not insured under a credit insurance policy acceptable to Bank from an insurer acceptable to Bank, and which policy names Bank as a loss payee and beneficiary;

(f) Foreign Subsidiary Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Foreign Subsidiary Accounts with respect to which the applicable Foreign Subsidiary is liable to the account debtor for goods sold or services rendered by the account debtor to such Foreign Subsidiary, but only to the extent of any amounts owing to the account debtor against amounts owed to such Foreign Subsidiary;

Exhibit A - Page 4

(h) Foreign Subsidiary Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i) Foreign Subsidiary Accounts with respect to which the account debtor is an individual, officer, employee, agent or Affiliate of Borrower or any Foreign Subsidiary;

(j) Foreign Subsidiary Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by the applicable Foreign Subsidiary for the performance of services or delivery of goods which such Foreign Subsidiary has not yet performed or delivered;

(k) Foreign Subsidiary Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Foreign Subsidiary Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m) Retentions and hold-backs.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Sublimit” means a sublimit for foreign exchange contracts under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000).

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Foreign Subsidiary arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Foreign Subsidiary and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Foreign Subsidiary and each Foreign Subsidiary’s books relating to any of the foregoing.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Credit Card Services Sublimit and the Foreign Exchange Sublimit, if any.

Exhibit A - Page 5

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any Copyrights, Patents, Trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed One Hundred Thousand Dollars ($100,000).

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition, (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

“Material Domestic Subsidiary” means, at any date of determination, any (a) Domestic Subsidiary of the Borrower that individually has or (b) Domestic Subsidiary of the Borrower that, when taken together with all other Domestic Subsidiaries that are not Material Domestic Subsidiaries, in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 10% of (i) the consolidated revenues of Borrower and its Subsidiaries for the most recently completed fiscal quarter for which Bank has received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.2, (ii) the consolidated assets of Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which Bank has received financial statements of Borrower and its Subsidiaries pursuant to Section 6.2, or (iii) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which Bank has received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.2, in each case determined in accordance with GAAP for such period.

“Material Foreign Subsidiary” means, at any date of determination, any (a) Foreign Subsidiary of the Borrower that individually has or (b) Foreign Subsidiary of the Borrower that, when taken together with all other Foreign Subsidiaries that are not Material Foreign Subsidiaries, in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 10% of (i) the consolidated revenues of Borrower and its Subsidiaries for the most recently completed fiscal quarter for which Bank has received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.2, (ii) the consolidated assets of Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which Bank has received financial statements of Borrower and its Subsidiaries pursuant to Section 6.2, or (iii) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which Bank has received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.2, in each case determined in accordance with GAAP for such period.

Exhibit A - Page 6

“Maximum Sublimit Amount” has the meaning assigned in Section 2.1(b)(i)

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Non-Formula Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(n) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(o) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(p) Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(q) Subordinated Debt;

(r) Indebtedness to trade creditors incurred in the ordinary course of business;

(s) Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) which may be deemed to exist pursuant to any surety and appeal bonds, or other similar obligations in the ordinary course of business in accordance with customary industry practices;

(t) (i) Indebtedness of any Subsidiary owing to Borrower as of April 25, 2014, (ii) Indebtedness of a Subsidiary described in clause (e) of the definition of Permitted Investments, and (iii) Indebtedness of a Foreign Subsidiary to a third party not to exceed Five Hundred Thousand Dollars ($500,000) in aggregate for all Foreign Subsidiaries at any time;

(u) Contingent Obligations in respect of operating leases and other performance obligations (other than in respect of Indebtedness of the types described in clauses (a) through (c) of the definition of Indebtedness);

(v) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

Exhibit A - Page 7

(w) Unsecured credit card debt incurred in the ordinary course of business not to exceed One Hundred Thousand Dollars ($100,000) at any time; and

(x) Until December 9, 2014, cash secured credit cards issued by Silicon Valley Bank to Borrower, provided that such cards are secured only the SVB Cash Collateral Account;

(y) Other unsecured Indebtedness of Borrower not to exceed Two Hundred Thousand Dollars ($200,000) at any time.

“Permitted Investment” means:

(z) Investments (i) existing on the Closing Date and disclosed in the Schedule and (ii) made in Subsidiaries prior to April 25, 2014;

(aa) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(bb) repurchases of stock from current or former employees or directors of Borrower (including their heirs and estates) under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such employees or directors to Borrower regardless of whether an Event of Default exists;

(cc) Investments accepted in connection with Permitted Transfers;

(dd) Investments of Subsidiaries (i) in or to Borrower or other Subsidiaries that are secured Guarantors, or (ii) in or to other Subsidiaries that are not secured Guarantors not to exceed Five Hundred Thousand Dollars ($500,000), in the aggregate in any fiscal year.

(ee)  Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000), in the aggregate, during the term of this Agreement;

(ff) Investments not to exceed (i) Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year consisting of travel advances in the ordinary course of business, and (ii) One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (A) employee relocation loans and other employee loans and advances in the ordinary course of business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(gg) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(hh) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(ii) Investments consisting of acquisitions expressly permitted under Section 7.3 of this Agreement; and

Exhibit A - Page 8

(jj) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(kk) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(ll) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(mm) Liens securing Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(nn) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(oo) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements);

(pp) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(qq) Liens on the SVB Cash Collateral Account;

(rr) (i) Non-exclusive licenses or sublicenses and (ii) exclusive licenses set forth on the Schedule granted in the ordinary course of Borrower’s business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense;

(ss) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(tt) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(uu) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(vv) Inventory or Cash in the ordinary course of business;

Exhibit A - Page 9

(ww) Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(xx) Property in connection with Permitted Liens or Permitted Investments;

(yy) Leases or subleases of interest in real property entered into in the ordinary course of business;

(zz) Worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower or any Subsidiary, provided that such Equipment was not financed with the proceeds of any Credit Extension;

(aaa) Dispositions, by means of trade-in, of Equipment used in the ordinary course of business so long as such Equipment is replaced, substantially concurrently, by like-kind Equipment;

(bbb) Property in the ordinary course of business between or among (i) Borrower and any Subsidiary Guarantor(s) or (ii) Borrower or any Subsidiary Guarantor and any Subsidiary that is not a Subsidiary Guarantor not to exceed Five Hundred Thousand Dollars ($500,000) during the term of this Agreement; or

(ccc) Other assets of Borrower or its Subsidiaries that were not financed with the proceeds of any Credit Extension, not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pricing Addendum” means that certain Prime Referenced Rate Addendum attached hereto as Exhibit F.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, and any amounts outstanding under the Foreign Exchange Sublimit).

“Revolving Maturity Date” means June 9, 2016.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units, partnership interests or other securities owned or held of record by Borrower in any Material Foreign Subsidiary, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units, partnership interest or other securities owned or held of record by Borrower in any Domestic Subsidiary of Borrower.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

Exhibit A - Page 10

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Subsidiary Guarantor” means any Subsidiary that has granted a secured guaranty in favor of Bank with respect to the Obligations.

“SVB Cash Collateral Account” means that certain account maintained by Borrower at Silicon Valley Bank, with an aggregate balance not to exceed One Hundred Thousand Dollars ($100,000) at any time, that serves as collateral for corporate credit cards issued by Silicon Valley Bank to Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Exhibit A - Page 11

DEBTOR:	ADEPT TECHNOLOGY, INC.

SECURED PARTY:	COMERICA BANK

 EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) any property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) any property that constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, and (iv) the Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 9, 2014, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Exhibit B - Page 1

EXHIBIT C

TECHNOLOGY & LIFE SCIENCES DIVISION
LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.
DEADLINE FOR CREDIT EXTENSIONS IS 3:00 P.M., P.S.T.**
DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.
**Subject to 3 day advance notice.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 462-6061

FROM:	Adept Technology, Inc.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment
FROM:		transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #
Received by (Bank ) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
Authorized Signature (Bank)
TO ACCOUNT#:
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:	YES	NO
Comp. Status:
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by Bank; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS		Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

Exhibit C - Page 1

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

(See Attached)

Exhibit D

EXHIBIT D

GENERAL INSTRUCTIONS FOR THE "BORROWING BASE REPORT OF ACCOUNTS RECEIVABLE AND INVENTORY"

This report was created using Excel 97.

There are number of cells that must be completed for the report to provide an accurate number of your company's eligible collateral and availability.

The " Blue Tinted cells " indicate the fields to which you must provide the numbers and information.

The " Black Tinted cells " indicate the presents of formulas and should only be changed, as necessary, to fit your specific line of credit.

This brief guide will provide the user with information on how to complete each report.

Detailed step by step instructions and definitions for your general information are contained under separate tabs in this program for Accounts Receivable, Ineligibles and Inventory .

Accounts Receivable

This section requires the user to input specific information to the accounts receivable borrowing base certificate. The user will find that there are a number of cells that need to be changed with specific numbers from your line of credit. Once completed the numbers will be calculated automatically. Specifically, we will tell you the cells in the formulas that must be changed and how the formulas will look after the change.

Ineligibles

This page of the Report of Accounts Receivable worksheet contains the Bank's categories of ineligible accounts receivable, as defined in the Loan and Security Agreement. Input the information in the " Blue Tinted " numbered cells within the section. The report will automatically add the numbers in the ineligible section and transfer the result to the accounts receivable report page. If you require more detail to support your ineligibles calculations use the Ineligible Worksheet.

Inventory

Your Inventory sub feature of your line has its own report "Report of Inventory" on a separate sheet in the same workbook. Open the worksheet and input the appropriate information, detailing various types of eligible inventory (e.g. Raw Materials, Finished Goods).

Loan

This Section requires the user to input specific information regarding the status of its Line of Credit. As with the previous section the user has to complete the " Blue Tinted " numbered cells within the section. Upon completion of the information, the report will automatically generate the Net Loan Availability.

General

Once you have completed inputting all the necessary information, all that is required is to make sure you have typed in the company name, your name as the preparer and have input the appropriate dates. Once you have done this, just click on the print icon for both worksheets (Accts Rec & Inventory) and your report(s) will be ready for submission to Comerica Bank-California, along with your Accounts Receivable Agings. Or, you may
E-Mail the contents of your file directly to your Assigned Analyst using our contact list with internet addresses.

Borrowing Base Report Modifications
If modifications to this Borrowing Base Report become necessary, please contact our department and let us assist you with the modification.

Electronic Customer Agings

We are now accepting your Accounts Receivable and Accounts Payable agings and Inventory Listings Electronically, on diskette or via the Internet. Please give us a call if you want to begin transmitting your information to us in this manner or if you have questions about the process.

Contacts

Douglas W. Anderson, VP/Manager, 408-556-5037

Maria Jimenez, First Level Officer/Supervisor, 408-556-5035
Christine Stock, Operations Supervisor, 310-417-5436

Exhibit D

 Comerica Bank

REPORT OF ACCOUNTS RECEIVABLE AND INVENTORY	(Note: Company should retain a copy of this report for its records.)
We submit the following information in connection with the Loan and Security Agreement(s)
heretofore executed by the undersigned in favor of Comerica Bank.
This report is dated:
This reports sequential transmittal number is:	0

	ACCOUNTS RECEIVABLE AND INVENTORY
1.	Accounts Receivable Balance as of					$0.00

2.	Charges Billed This Period to Date (Dr to A/R)				+	0.00

3.	Credits Period to Date (Cr to A/R)
	A.	Payments ( - )	0
	B.	Adjustments ( +/- )	0		-	0.00

4.	New Accounts Receivable Balance as of					$0.00

5.	Ineligible Accounts (see detailed Worksheets)				-	0.00

6.	Net Eligible Accounts Receivable (Line 4 less Line 5)					$0.00

7.	Accounts Receivable Loan Formula:		80%			$0.00

8.	Non Formula of $2,500,000 (Line 8, Non Formula)					$2,500,000.00

9.	A.	Total Collateral Loan Formula ( Line 7 + Line 8) or				$0.00
	B.	Maximum Loan Amount				0.00

	LOAN
10.	Loan Balance Per Last Report dated:					$0.00

11.	Less Loan Payments				-	0.00
	( If submitting manually, attach tape to illustrate calculation of payments total - since LAST REPORT)

12.	Sub Total					$0.00

13.	Plus Advances and Other Obligations			( If sending manually, attach tape to illustrate calculation )
	A.	Advances Since Last Report	0
	B.	This Advance	0
	C.	Other Obligations (e.g., LC's, ACH Limits,	0		+	0.00
		Credit Card Accounts, F/X Sublimit/Usage)

14.	Current Loan Balance					$0.00

15.	Net Loan Availability (The lesser of Lines 9 A or 8 B, less Line 14)					$0.00

AS SECURITY  FOR ALL OBLIGATIONS OF THE  UNDERSIGNED, DIRECT  OR CONTI NGENT,  WHICH  ARE  NOW OWING  OR WHICH  HEREAFTER MAY  BE OWING  TO COMERICA  BANK,   THE COMPANY  HEREBY ASSIGNS  AND GRANTS TO COMERICA   BANK A SECURITY  INTEREST  I N THE ACCO UNTS LISTED I N THE ABOVE SCHEDULE,  MONIES DUE UPON THE SAME AND ALL MERCHANDISE RETURNED  OR REJECTED. THE COMPANY  REPRESENTS THAT THE ABOVE  SCHEDULE  CORRECTLY SETS FORTH THE ACCO UNTS  NOW OWING  THE UNDERSIG NED FOR BO NA FIDE SALES AND DELIVERIES  OF MERCHANDISE; THAT THERE ARE NO OFFSETS  OR COUNTER-CLAIMS OF ANY NATURE WHATSOEVER AGAINST  ANY OF THE ACCOUNTS; THAT NONE OF THE SAID ACCO UNTS ARE PAST DUE (EXCEPT  AS NOTED O N LINE 7); THAT PROPER  ENTRIES  HAVE  BEEN  MADE  ON THE  BOOKS  OF  THE  COMPANY   DISCLOSING THE  ASSIGNMENT OF  SUCH  ACCOUNTS TO  SAID  BANK;  THAT  NO NE  OF  SAID  ACCOUNTS HAVE  BEEN  SOLD  OR ASSIGNED  TO ANY OTHER PARTY;  THAT SAID ACCOUNTS ARE ASSIGNED  PURSUANT  TO AND IN ACCORDANCE WITH ALL THE TERMS  AND PROVISIONS OF THE LOAN AND SECURITY  AGREEMENT AND ANY OTHER AGREEMENT EXECUTED  BY THE COMPANY  AND COMERICA  BANK RELATING  TO ADVANCES  TO BE MADE BY SAID BANK O N SUCH ACCOUNTS AND THE ASSIGNMENT THEREOF;  AND THAT ALL SUCH ACCOUNTS ARE ELIGIBLE ACCOUNTS (EXCEPT  AS NOTED ON LINE 8); AS DEFINED  IN SAID SECURITY  AGREEMENTS.

Company Name	Authorized Signature

BANK USE ONLY

Received by:	Transmittal:
Obligation #:	Date Reviewed:
Customer:	Reviewer Initials:

Form # AR-32381-5 (06/2001)

Exhibit D

Instructions for the Borrowing  Base Report of Accounts  Receivable  and Inventory

Customers  reporting on a daily, weekly, monthly or quarterly basis (DOF/NDOF) must complete a Report of Accounts Receivable  and Inventory.  Listed below is a line by line instruction  on how to complete the Report of Accounts Receivable  and Inventory.

The " Blue Tinted cells " indicate the fields to which you must provide the numbers and information.

The " Black Tinted cells " indicate the presents of formulas and should only be changed, as necessary, to fit your specific line of credit.

Line 1	Accounts Receivable Balance:
The amount entered on this line should be the ending balance of the accounts receivable as reported on the prior period's aging and tie to the New Accounts Receivable  Balance on the prior period's Report of Accounts Receivable and Inventory.

Line 2	Charges Billed This Period to Date (Debit to A/R):
The amount entered on this line is the cumulative amount of invoices issued for this period's reporting.

Line 3	Credits Period to Date (CR to A/R):
A) Payments: The input to this line is the cumulative amount of collections received for this period's reporting. The amount should reflect the original total amount of the Invoices being paid.
B) Adjustments: The input to this line is the cumulative amount of any adjustments to the Invoices paid for this period's reporting.
This amount is the aggregate of the difference between the original invoice amounts and collected amounts for the period.

Line 4	New Accounts Receivable Balance:
The amount listed on this line must balance to the General Ledger amount on the Balance Sheet for the date listed on the right side column.

Line 5	Ineligible Accounts:
The line automatically populates from the Ineligible AR Summary. These amounts will be verified by the Bank.

Line 6	Net Eligible Accounts Receivable: The amount on this line is automatically calculated.

Line 7	Accounts Receivable Loan Formula :
The amount of net eligible accounts receivable times the loan formula advance rate. Enter the advance rate and the Formula automatically calculates.

Line 8	Inventory Loan Formula:
This line automatically populates from the Inventory BBC

Line 9	Total Collateral Loan Formula and Maximum Loan Amount:
A) Total Loan Formula (A/R + Inventory). This amount represents the combination of the Accounts Receivable Loan Formula plus the Inventory Loan Formula. The combined total cannot exceed the Maximum Loan Amount. B) Enter the Maximum Loan Amount of the Line of Credit.

Line 10	Loan Balance
The amount on this line is based on the last report. Enter the date and bring the last balance forward.

Line 11	Loan Payments : Enter the total loan payments made since the last report on this line.

Line 12	Sub Total : Enter the result of Line 10, Less Line 11, on this Line or allow calculation by formula.

Line 13	Advances and Other Obligations:
A. Enter a summary of all advances since the last report, on this line.
B. If you are requesting a current Advance enter it on this line.
C. Enter Other Obligations (Letters of Credit, Bankers Acceptances, FX Sublimits/Usage, ACH Limits, Credit Cards Issued, Etc.) on this line.

Line 14	Current Loan Balance : Enter your Current Loan Balance on this line or allow calculation by formula.

Line 15	Net Loan Availability : Enter the lesser of sum of Line 8 A or 8 B, less Line 14, on this Line.

Exhibit D

INELIGIBLE BREAKDOWN (NOTE: Company should retain a copy of this report for its records)

Customer Name: ___________________________________ Aging Date: ______________________

LIST TOTAL LESS THAN 90 DAYS FOR EACH CATEGORY(S) AND THE GRAND TOTAL OF OVER

90 DAY ACCOUNTS.  USE INELIGIBLE WORKSHEET TO ITEMIZE LISTED CATEGORY(S) AS NEEDED.

	PER CUSTOMER		BANK USE ONLY
FEDERAL GOVERNMENT A/R		$0		$0
FOREIGN ACCOUNTS		$0		$0
CONTRA ACCOUNTS		$0		$0
AFFILIATE ACCOUNTS		$0		$0
25% RULE		$0		$0
CONCENTRATIONS		$0		$0
OLD CREDITS (Add Back as a +)		$0		$0
PRE-BILLED/ADVANCED BILLED		$0		$0
PROGRESS BILLED		$0		$0
OVER 120 + DAYS FROM INVOICE		$0		$0
OTHER (SPECIFY)		$0		$0

INELIGIBLE GRAND TOTAL		$0		$0
Line five (5) of the Report of AR and Inventory contains a formula to transfer the Ineligible Grand Total.

The " Blue Tinted cells " indicate the fields to which you must provide the numbers and information. The " Black Tinted cells " indicate the presents of formulas and should only be changed, if necessary.

To the best of my knowledge and belief, this information is correct and may be relied upon by you as a basis for advancing any credit to us.

___________________________________________
Authorized Signature ( Please type name above )

Exhibit D

     INELIGIBLE AR COLLATERAL WORKSHEET

Aging Date:

	Foreign Accounts				Federal Government
1	Customer Name	Amount	$0	1	Customer Name	Amount	$0
2			$0	2			$0
3			$0	3			$0
4			$0	4			$0
5			$0	5			$0
6			$0	6			$0
7			$0	7			$0
8			$0	8			$0
9			$0	9			$0
10			$0	10			$0
	Totals		$0		Totals		$0

	Contra Account				Affiliate Account

1	Customer Name	Amount	$0	1	Customer Name	Amount	$0
2			$0	2			$0
3			$0	3			$0
4			$0	4			$0
5			$0	5			$0
6			$0	6			$0
7			$0	7			$0
8			$0	8			$0
9			$0	9			$0
10			$0	10			$0
	Totals		$0		Totals		$0

	Ineligible Category (Define)				Ineligible Category (Define)

1	Customer Name	Amount	$0	1	Customer Name	Amount	$0
2			$0	2			$0
3			$0	3			$0
4			$0	4			$0
5			$0	5			$0
6			$0	6			$0
7			$0	7			$0
8			$0	8			$0
9			$0	9			$0
10			$0	10			$0
	Totals		$0		Totals		$0

( Note: Company should retain a copy of this report for its records )

Ineligible Calculations: Multiple calculations should be prepared on this worksheet and the balances will be transferred to the Ineligibles sheet via formulas.  Additional categories above can be redefined as needed.

The " Blue Tinted cells " indicate the fields to which you must provide the numbers and information.
The " Black Tinted cells " indicate the presents of formulas and should only be changed, if necessary.

Exhibit D

Accounts Receivable Aging Ineligibles: How the Ineligible Number is Calculated

The ineligible number is calculated by identifying certain type of receivables that either prevent us from obtaining a secure position or leaves some doubt in their ability to be collected.
Each of the items discussed below are detailed in the Loan and Security Agreement.

Federal Government	Any Department or Agency of the Federal Government. Assignments of claim must be filed to include receivables as eligible collateral, if they exceed $1,000.
Reason: The U.S. Government will pay not third parties without a specific assignment, signed by the appropriate agency/department.

Foreign Government	Any account with a billing address outside the United States of America. This includes foreign affiliates or divisions of domestic corporations. The originating locations of obligor purchase orders and payments remitted by them are the determining factors, when labeling the obligor as a foreign account. Such A/R is not eligible unless backed by a confirmed L/C or by appropriate insurance with documentation acceptable to
Comerica Bank.
Reason: Unable to enforce our UCC filing outside the jurisdiction of the USA.

Contra Account	Contras exist when there is a liability owing to a vendor that is also a customer on your accounts receivable aging.
Reason: The company in question is allowed the right to offset.

Affiliate Account	Any company that our customer has any material interest in (i.e. parent company,
Co-Ownership, etc.). Employee accounts, salesman accounts, and related company accounts are all examples of affiliate accounts.
Reason: Bankruptcy filing of the company could affect our collateral value.

25% Rule	Any account with 25% or more of the total A/R balance in the prior column. If over 25%
of the total for this customer is over 90 days, this will eliminate the customer entirely.
Look down the priors column (90 day) for outstanding dollars, when you reach a figure, mentally quadruple it. Compare to total outstanding for that customer. If greater than total, the account would be eliminated. Continue this process throughout the aging.
Reason: Collection of the account is in doubt if 25% or more of the total is +120 days.

Concentration	There is a concentration clause in every loan and security agreement.
Based upon your concentration allowance (usually 20% of total A/R) determine what would be ineligible by multiplying the total A/R by 20% or whatever is allowed. If any customer exceeds this amount, the excess is ineligible ( less any portion in the priors or retention column) unless approved by Comerica Bank - California.
Reason: Too much reliance on one customer for the borrowing base. Limits the Bank's risk to individual obligor's receivables.

Pre-Billed/Advanced	These relate to invoices generated in advance of the work to be performed or goods to be
Billed	produced. Payment in advance provides the working funds to start or complete the project.
Advance billings are therefore ineligible because the work most likely has not been performed.
Reason: The account debtor may be under no legal obligation to pay and may well cancel the order and demand the return of any payments made in advance.

Progress Billed	Progress billings relate to accounts receivable or contract rights generated at certain stages of completion of a project, usually subject to some form of approval for payment on the part of the owner. If the project is not completed according to the owner's satisfaction, any outstanding receivables relating to that job are unlikely to be paid. This could include the inability of the borrower to perform for whatever reason and often leads to litigation. When lending to companies whose primary line of business is machine tool building, special tool building, tool and die manufacturing or mold making, progress billing accounts receivable may be considered eligible, if approved.
Reason: May not be paid depending on customer's satisfaction with completed work.

Other	Represents commissions, non-trade receivables. Chapter 11 receivables, any invoices
( e.g. COD, cash account and miscellaneous ) for which customer signed documentation is not available (verifying that shipment was received or services were provided).
Reason: Very little or no collateral value.

Exhibit D

Old Credits	Any credit total over 120 days past due must be added back as a positive number.
Credits over 120 days past due delude the true balance of the past due invoices.
The credit may also represent a source of repayment or adjustment other than cash or any aged trade accounts receivable.
Reason: Credits in the prior column delude the true balance.

Aged Accounts	As many days past the invoice date deemed not collectable, usually 120+ days.
Reason: Ability to collect is in question.

Foreign Accounts
Eligible foreign billed accounts invoiced by either US Parent to a foreign entity or by foreign subsidiaries to either a domestic or foreign entity must be covered by credit insurance with Comerica Bank named as loss payee and beneficiary on policy. Insurance carrier and policy must be acceptable to Bank.

Exhibit D

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:                                          Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
250 Lytton Avenue
3rd Floor, MC 4240
Palo Alto CA 94301
Phone: (650) 462-6060
Fax: (650) 462-6061

FROM: Adept Technology, Inc.

The undersigned authorized Officer of Adept Technology, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending , 201___ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification (“Supporting Documents”). The Officer further certifies the Supporting Documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied form one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column,

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Company Prepared Quarterly F/S	Quarterly, within 45 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
CPA Audited. Unqualified F/S	Annually, within 90 days of FYE	YES	NO
Borrowing Base Cert, A/R & A/P Agings	Monthly, within 30 days	YES	NO
Annual Business Plan	Annually, on or before July 31	YES	NO
Intellectual Property Report	Annually, within 90 days of FYE	YES	NO
Audit	Semi-annual	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

Total amount of Borrower’s cash and investments	Amount: $____________________________	YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $____________________________	YES	NO

	DESCRIPTION	APPLICABLE
Legal Action > $500,000 (Sect. 6.2(iv))	Notify promptly upon notice _____________________	YES	NO
Inventory Disputes> $500,000 (Sect. 6.3)	Notify promptly upon notice _____________________	YES	NO
Mergers & Acquisitions (Sect. 7.3)	Notify promptly upon notice _____________________	YES	NO
Cross default with other agreements >$500,000 (Sect. 8.6)	Notify promptly upon notice _____________________	YES	NO
Judgments/Settlements > $750,000 (Sect. 8.8)	Notify promptly upon notice _____________________	YES	NO
Capital Expenditures > $1,000,000 (Sect. 7.12)	Notify promptly upon notice _____________________	YES	NO
Borrower’s and Subsidiaries’ aggregate foreign account balance > $2,000,000 (Sect. 6.6)	Notify promptly upon notice _____________________	YES	NO
Transfers to foreign accounts > $500,000 (Sect. 6.6)	Notify promptly upon notice _____________________	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED

Maximum Quarterly EBITDA Loss	($500,000)	$________________________	YES	NO
Maximum Annual EBITDA Loss	($1,000,000)	$________________________	YES	NO
Minimum Cash at Bank	$1,000,000	$________________________	YES	NO

Exhibit E - Page 1

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$100,000	$________________________	YES	NO
Permitted Investments for stock repurchase	<$100,000	$________________________	YES	NO
Permitted Investments for subsidiaries by Borrower	<$1,000,000 (total prior to termination of the Agreement)	$________________________	YES	NO
Permitted Investments to subs. that are not guarantors by subs.	<$500,000	$________________________	YES	NO
Permitted Investments for employee loans	<$100,000	$________________________	YES	NO
Permitted Investments for employee travel advances	<$200,000	$________________________	YES	NO
Permitted Investments for joint ventures	<$100,000	$________________________	YES	NO
Permitted Liens for equipment leases	<$100,000	$________________________	YES	NO
Permitted Transfers	<$100,000	$________________________	YES	NO
Permitted Unsecured Credit Cards	<$100,000	$________________________	YES	NO
Permitted Other Unsecured Indebtedness	<$200,000	$________________________	YES	NO

Please Enter Below Comments Regarding Violations:

Exhibit E - Page 2

The undersigned further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no Credit Extensions will be made.

Very truly yours,

ADEPT TECHNOLOGY, INC.

______________________________
Authorized Signer

______________________________
Name

______________________________
Title

Exhibit E - Page 3

EXHIBIT F

PRICING ADDENDUM

(See Attached)

Prime Referenced Rate Addendum

To Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of June 9, 2014, by and between Comerica Bank (“Bank”) and Adept Technology, Inc., a Delaware corporation (“Borrower”).  This Addendum supplements the terms of the Loan and Security Agreement dated as of the date hereof between Borrower and Bank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).

1. Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a.	“Applicable Margin” means three quarters of one percent (0.75%) per annum.

b.
 “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines.  For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

d.	“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

2

divided by

(2)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f.
“LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g.
"Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h.
"Prime Referenced Rate" means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum.  If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate Options.  Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first (1st) day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

3

5. Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of four percent (4%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to four percent (4%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment.   Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a.
If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank's principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b.
In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

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IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK	ADEPT TECHNOLOGY, INC.

By: ___________________________	By: ______________________________

Name: _________________________	Name: ____________________________

Title: __________________________	Its: ______________________________